                                                                    EXHIBIT 10.1

                                SUPPLY AGREEMENT


                 THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of the 15th day of July, 1996 (the "Effective Date"), between CARDIOVASCULAR DYNAMICS, INC. ("CVD" as defined below), a California corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.

                                  WITNESSETH:

                 WHEREAS, CVD is engaged in the business of developing and manufacturing medical devices including angioplasty balloon catheters and related devices and components; and

                 WHEREAS, Medtronic is engaged in the business of developing, manufacturing, and marketing of a variety of medical devices worldwide; and

                 WHEREAS, Medtronic and CVD have entered into an OEM Agreement (hereafter "OEM Agreement") with the same effective date as this Supply Agreement whereby CVD manufactures and sells balloon catheters to Medtronic; and

                 WHEREAS, CVD and Medtronic desire to enter into this Supply Agreement whereby CVD will manufacture selected components for Medtronic.

                 NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

                 1.1)     Specific Definitions.  The Capitalized Terms in this
Agreement shall have the same definitions as set forth in the OEM Agreement between the parties. In addition to the defined terms in the OEM Agreement, the following terms have the meanings set forth or referenced below:

                 "Component" shall mean the specific angioplasty balloon component subassembly listed on Exhibit A hereto manufactured by CVD for Medtronic to be used in the Field of Use.

                 "Component Product" means any product which contains a Component manufactured by CVD under this Agreement.

                                   ARTICLE 2
                         MANUFACTURE & SALE OF PRODUCTS
                         ------------------------------

                 2.1)     Scope.  CVD hereby agrees to manufacture and sell to
Medtronic and Medtronic agrees to purchase from CVD the Components set forth on Exhibit A, subject to the terms and conditions of this Agreement.

                 2.2)     CVD Distribution Rights. CVD represents and warrants
that no terms of any agreement with any third party would prohibit CVD from selling Components to Medtronic for use with a Medtronic catheter platform in any territory worldwide.

                                   ARTICLE 3
                        GENERAL OBLIGATIONS OF MEDTRONIC
                        --------------------------------

                 3.1)     Marketing.  Medtronic shall use commercially
reasonable efforts to further the manufacture, promotion, marketing, sale and/or other distribution of Component Products.

                 3.2)     Quality Control.  Medtronic agrees to follow
reasonable quality control standards with respect to the storage, preservation, sale and use of the Components purchased under this Agreement. In addition, Medtronic and CVD shall each maintain inventory and sales records with respect to Components purchased under this Agreement in sufficient detail to enable Medtronic to conduct an effective recall of products containing Components if Medtronic determines that such a recall is required or otherwise necessary or appropriate.

                 3.3)     Import Documentation and Government Import Approvals.
Medtronic shall be responsible for obtaining all import licenses and permits as may be required to import the Component Products into countries as selected by Medtronic in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Component Products shall be in the name of Medtronic. CVD shall cooperate fully with Medtronic in its efforts to obtain any such approvals.

                 3.4)     MDR Filings.  Medtronic will be responsible under
Food & Drug Administration ("FDA") regulations, to the extent use of the Components results in the requirement for Medical Device Reporting ("MDR") filings with the FDA, Medtronic will be responsible for complying with such reporting. Medtronic will notify CVD of any event which Medtronic deems, in its sole discretion, requires MDR filing. CVD will assist Medtronic with coordinating the MDR filing.

                 3.5)     Regulatory Approvals.  Except to the extent such
approvals are already held by CVD, Medtronic shall have primary responsibility for obtaining at its expense and in its name any necessary "device" or "medical" regulatory approvals from the U.S. Food and Drug Administration, and applicable regulatory agencies of such other countries in the Markets as Medtronic deems appropriate, prerequisite to the commercial sale of Component Products (referred to herein as "Device Approval Efforts").





                                       2.

                                   ARTICLE 4
                           GENERAL OBLIGATIONS OF CVD
                           --------------------------

                 4.1)     Development, Manufacture and Supply of Components.
CVD shall use its best efforts to design, develop, and manufacture the Components in a manner such that the Components comply with the Specifications. CVD shall manufacture and supply the component in the quantities ordered by Medtronic, in accordance with the specifications agreed to by the parties and with Medtronic's schedule for delivery. CVD will not unreasonably refuse to incorporate changes requested by Medtronic provided that Medtronic shall agree to pay the incremental costs of manufacture to implement such changes.

                 4.2)     Information.  CVD shall upon request from time to
time by Medtronic provide Medtronic with all information in CVD's possession reasonably necessary to enable Medtronic to discharge its responsibilities hereunder, and CVD agrees further to consult with and advise Medtronic in matters relating to the performance of the responsibilities of Medtronic hereunder.

                 4.3)     Compliance With Laws and Regulations.  CVD shall be
responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to its manufacture of Components. Without limitation of the foregoing, CVD represents and warrants to Medtronic that all Components sold and delivered to Medtronic under this Agreement will have been manufactured in accordance with FDA Good Manufacturing Practices and all other applicable manufacturing requirements, and that continually during the term of this Agreement no Components delivered by CVD to Medtronic shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. CVD shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of CVD for the purpose of confirming CVD's compliance with any applicable FDA Good Manufacturing practices and all other applicable requirements noted in this Section.





                                       3.

                                   ARTICLE 5
                              ORDERS FOR PRODUCTS
                              -------------------

                 5.1)     Purchase Orders.  Medtronic shall submit purchase
orders for Components to CVD in writing, whether by mail, telecopier, telegram, electronic data interchange ("EDI"), or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Components ordered. All orders shall be subject to acceptance in accordance with the terms of this Agreement by CVD at its office. Each purchase order shall, upon acceptance by CVD, give rise to a contract between Medtronic and CVD for the sale of the Components ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any CVD or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an executive officer of CVD and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. All purchase orders shall be submitted at least forty-five (45) days in advance of the earliest scheduled delivery date for such order.

                 5.2)     Modification of Orders.  No purchase order shall be
modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be canceled by Medtronic as to any Components which are not delivered within thirty (30) days of the delivery date requested by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to CVD given within fifteen (15) business days after such 30th day.

                 5.3)     Delivery Terms.  All deliveries of Components shall
be F.O.B. Medtronic's facility located at San Diego, California, Minneapolis, Minnesota, or Kerkrade, The Netherlands, at Medtronic's request. CVD shall have no further responsibility for Components, and all risk of damage to or loss or delay of Components shall pass to Medtronic, upon their delivery at the aforesaid F.O.B point. All Component deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by CVD. CVD reserves all rights with respect to delivered Components which are permitted by law, including, without limitation, the rights of rescission, repossession, resale and stoppage in transit until the amount due from Medtronic with respect to delivered Components has been paid in full.

                 5.4)     Component Changes.  CVD shall not, without reasonable
prior written notice to Medtronic, alter the specifications for Components used in the manufacture of Components. CVD shall accomplish such changes in a commercially reasonable time frame or as otherwise agreed by the parties in writing.





                                       4.

                 5.5)     Custom Components.  In the event Medtronic is
requested by a customer to provide customized Components, Medtronic shall provide the specifications for the customized Component to CVD. CVD will promptly determine and provide to Medtronic the additional cost, if any, and the feasibility of providing the customized Component. Medtronic will thereafter notify CVD if it intends to provide the customer with the customized Component and place an order.

                 5.6)     Medtronic's Forecasts.  Medtronic agrees to provide
CVD, at least forty five (45) days prior to first Commercial Release of a Component Product in the first market, with a twelve-month forecast indicating Medtronic's forecast purchases of Components during the twelve months following first Commercial Release. Such forecast shall be updated by Medtronic on a quarterly basis (based upon the calendar year) for a rolling successive twelve-month period, which updated forecast must be received by CVD no later than thirty (30) days prior to the first day of each succeeding quarter. Such rolling forecasts by Medtronic shall be used for purposes of facilitating Medtronic's marketing plans and meeting the lead times required by certain of CVD's suppliers, but they are not legally binding on Medtronic except as set forth in Section 5.8. Medtronic's initial forecast shall be provided no later than August 10, 1996 or 30 days after the execution of this Agreement, whichever is later.

                 5.7)     Purchase Commitment.  The first three months of each
quarterly forecast provided under Section 5.6 shall be a binding purchase commitment upon Medtronic. The remainder of the forecast for each quarter shall not be legally binding on Medtronic.

                 Notwithstanding any other provisions of this Agreement, the parties agree that the minimum purchase commitment for the first year of the agreement must be [ * ] ([*]) Components. Failure of Medtronic to purchase the first year minimum quantity as reflected in the initial forecast to be provided under Article 5.6 shall give CVD the right to terminate this Supply Agreement (but not the OEM Agreement) upon written notice to Medtronic.

                 The minimum purchase commitment under this Article shall be reduced by an amount equal to 0.5 times the amount of Components not supplied by CVD within thirty (30) days of their scheduled delivery date, including but not limited to a failure to deliver Components which conform to the then current specifications for the Components ("Specifications"), and by an amount equal to 1.5 times the amount of Components recalled or withdrawn from the market if the Component covered by this Agreement is the cause of a recall from the market or withdrawal from sale for reasons of product safety or quality as determined by any applicable governmental authority or by the mutual agreement of the parties.

                 5.8)     Capacity - Preferred Status.  Should CVD be unable to
meet its delivery obligations for Components, including amounts or delivery dates, Medtronic shall be a preferred customer for delivery of what Components are available and shall receive [ * ] ([*]%) of [ * ]. In addition, should CVD be unable to meet its delivery obligations for Components, CVD will commit [ * ] ([*]%)


                       * Confidential Treatment Requested


                                       5.

 of [  *  ] until its delivery obligations to Medtronic are fulfilled.

                                   ARTICLE 6
                              PRICES AND PAYMENTS
                              -------------------

                 6.1)     Prices.  Unless and until otherwise mutually agreed
by the parties in writing, the purchase prices per unit of Components to Medtronic under this Agreement shall be as follows:

                 (i) Initial Price. The initial purchase price of a Component shall remain in effect for twelve (12) months from the date of Commercial Release (the "Initial Price Period"). The price for such Component during the Initial Price Period shall be as set forth in Exhibit B attached hereto.

                 (ii)     Adjustments to Price.

                 (a)      If the prices of comparable U.S. catheter products
         [ * ]% during any period in which a Component Product is sold (as determined from IMS surveys or other reputable industry data surveys), then Medtronic may request that the purchase price be adjusted by an equivalent percentage change. Provided, such change [ * ]% in any 12 month period. Such adjusted price to apply until further adjusted pursuant to this paragraph or agreed by the parties.

                 (b) If CVD's cost of manufacture of Components [ * ]% CVD may increase its prices for Components by providing Medtronic with at least ninety (90) days prior written notice; provided that any price increases [ * ] ([*]) percent of the price in effect during the immediately preceding twelve (12) month period. CVD shall provide Medtronic with evidence substantiating such an increase in its cost of production or raw materials of such product. Increased prices shall not apply to purchase orders accepted prior to the effective date of the price increase unless such orders provide for delivery, and delivery is in fact made, more than one hundred and twenty (120) days after acceptance of the order. In the event CVD increases its price under this section, Medtronic shall have the right to adjust its forecasts and quotas as mutually agreed by the parties to reflect such price changes. Medtronic shall have the right, no more than once in any eighteen month period, upon written notice to CVD and during regular business hours, to have an independent representative audit the relevant books and records of CVD to verify compliance with this provision. The report of such representative to Medtronic shall be limited to an opinion that CVD is, or is not, in compliance with this provision.


                       * Confidential Treatment Requested


                                       6.

                 (c) CVD agrees that cost savings or cost reductions made possible due to volume or technological improvements shall be shared with Medtronic and price adjustments shall be made in an amount equal to one-half of such savings or reduction in cost. Medtronic shall have the right, no more than once in any eighteen month period, upon written notice to CVD and during regular business hours, to have an independent representative audit the relevant books and records of CVD to verify compliance with this provision. The report of such representative to Medtronic shall be limited to an opinion that CVD is, or is not, in compliance with this provision.

                 (d) CVD agrees that if Components are delivered and accepted by Medtronic more than [*] ([*]) days after the scheduled delivery date for such Components, the price of any such Components will be reduced by [*] ($[*]) [*].

                 6.2)     Records.  Medtronic agrees to keep accurate written
records sufficient in detail to enable the purchase volume of each Component to be determined and verified by CVD. Such records for each six-month period subsequent to the Initial Price Period shall be retained by Medtronic for a period of not less than three years after the end of such six-month period.

                 6.3)     Audit of Records.  Upon reasonable notice and during
regular business hours, Medtronic shall from time to time (but no more frequently than once annually) make available the records referred to in
Section 6.2 for audit at CVD's expense by independent representatives selected by CVD to verify the accuracy of the reports provided to CVD. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives may disclose to CVD only its conclusions regarding the accuracy of Medtronic's calculation of the purchase volume of each Component, and shall not disclose Medtronic's confidential business information to CVD without the prior written consent of Medtronic.

                 6.4)     Payment Terms.  Payments made by Medtronic for
Components purchased hereunder shall be due and payable in full within thirty
(30) days after the date of receipt of Components by Medtronic.

                 6.5)     Taxes.  Medtronic shall be responsible for and shall
pay, or reimburse CVD for, all taxes, duties, import deposits, assessments and other governmental charges (except net income taxes) which relate to the import of the Components into countries, other than the United States, which are now or hereafter imposed under or by any governmental authority or agency.


                       * Confidential Treatment Requested


                                       7.

                                   ARTICLE 7
                        INSPECTION, WARRANTY AND SERVICE
                        --------------------------------

                 7.1)     Inspection of Component.  Medtronic shall conduct any
incoming inspection tests not later than thirty (30) days after the date of receipt of such shipment at the shipping destination and may reject Components that do not conform substantially to the Specifications. Any Component not rejected by Medtronic by written notice to CVD within such period shall be deemed accepted, with the exception of latent defects not readily observable by Medtronic. In the event of any damage in or to a shipment of Components or in the event any of the Components fail to comply with the then current Specifications for the Component, Medtronic shall report the same to CVD and furnish such written evidence or other documentation as CVD reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic indicates that such damage or non-conformity with Specifications existed at the time of delivery of the Components at the F.O.B. point, Medtronic may return the Components to CVD at CVD's expense, and at Medtronic's request CVD shall use all reasonable efforts to deliver promptly replacement Components to Medtronic in accordance with the delivery procedures set forth herein.

                 7.2)     Warranty.  CVD warrants to Medtronic that such
Components shall, when delivered at the F.O.B. point, meet the Specifications and shall be free from defects in materials and workmanship, with such warranty running for the period of time stipulated for each Component in Exhibit C, attached hereto, commencing with the receipt of Components by Medtronic.

                 7.3)     Limited Warranty.  THE WARRANTIES SET FORTH ABOVE ARE
IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY CVD, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT CVD SHALL ALSO PROVIDE WITH RESPECT TO AN ORDER OF COMPONENTS SUCH OTHER ADDITIONAL WARRANTIES, IF ANY, AS CVD CUSTOMARILY PROVIDED TO ITS CUSTOMERS OR END-USERS OF THE COMPONENTS IMMEDIATELY PRECEDING THE DATE OF THIS AGREEMENT.
MEDTRONIC'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE FOREGOING WARRANTY SHALL BE ITS RIGHTS UNDER ARTICLE 7.1 OR IF REPLACEMENT IS IMPRACTICAL, REFUND OF THE AMOUNT PAID FOR THE NONCONFORMING COMPONENTS.


                                   ARTICLE 8
                              TERM AND TERMINATION
                              --------------------

                 8.1)     Term.  This Agreement shall take effect as of the
date hereof and shall continue in force for a period of three (3) years from the first delivery of Products under the OEM Agreement unless terminated pursuant to the provisions hereof or extended by mutual agreement of the parties.





                                       8.

                 8.2)     Termination.  Notwithstanding the provisions of
Section 8.1 above, this Agreement may be terminated in accordance with the following provisions:

                 (a) A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within ninety (90) days of receipt of written notice thereof from the first party;

                 (b) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business; or

                 (c) A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than one hundred eighty (180) consecutive days as provided in
                 Article 11 below; or

                 (d)      Medtronic may terminate this agreement within ninety
                 (90) days of execution in the event use of the Components in Medtronic technology platforms is, in Medtronic's discretion, technologically or otherwise unworkable or impractical.

                 8.3)     Rights and Obligations on Termination.  In the event
of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

                 (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable;

                 (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders which provide for delivery after the effective date of termination. CVD hereby acknowledges Medtronic's right to continue to sell Components purchased from CVD to any person or entity until such time as Medtronic's entire inventory of Components is sold; and

                 (c) Without limitation of Section 13.6 hereof, the parties' obligations pursuant to Articles 7, 11 and 12 hereof shall survive termination of this Agreement. Upon termination all rights and licenses granted to Medtronic hereunder shall terminate.

                 8.4)     License of Technology. In the event CVD is unable,
for any reason, to manufacture or deliver any quantities of any Components for Medtronic hereunder for a period in excess of ninety (90) days, CVD agrees that Medtronic shall be automatically granted a non- exclusive, fully paid up, non-sublicensable, worldwide license to all patents, technology and know-how necessary to make, use, and sell the Components for use or benefit of Medtronic. The license shall be for the earlier of the term of this Agreement or until CVD





                                       9.

can demonstrate, to Medtronic's satisfaction, its ability to manufacture and deliver Components ordered by Medtronic. Provided, Medtronic's license under this section shall be limited to an annual production of Components no greater than the amount reflected in Medtronic's most recent forecast for the following twelve (12) month period. Provided further, that Medtronic agrees that for any Components produced under this paragraph by Medtronic, Medtronic will waive any other remedy with respect to such Component.


                                   ARTICLE 9
                                 FORCE MAJEURE
                                 -------------

                 9.1)     Force Majeure.  "Force Majeure" shall mean any event
or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

                 9.2)     Notice.  Upon giving notice to the other party, a
party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

                 9.3)     Suspension of Performance.  During the period that
the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

                                   ARTICLE 10
                             INTELLECTUAL PROPERTY
                             ---------------------

                 10.1)    Ownership.  CVD owns and retains all right, title and
interest in and to all Intellectual Property used in the research, design, development, manufacture or sale of the Components (the "CVD Intellectual Property"). To the knowledge of CVD, the CVD Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. Neither any shareholder, employee or consultant of CVD or its Affiliates (or the employer of any such consultant) has any rights in or to any of the CVD Intellectual Property. To the knowledge of CVD, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the CVD Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the CVD Intellectual Property. CVD has the right and authority to enter into this Agreement.





                                      10.

                                   ARTICLE 11
                       IDEAS, INVENTIONS & PATENT RIGHTS
                       ---------------------------------

                 11.1)    Protect Licensed Know-How.  CVD and Medtronic each
agree to maintain the confidentiality of all non-public information regarding the Component, including but not limited to the status of any patent applications relating to the same.

                 11.2)    Protection of Component Technology and Improvements.
During the term of this Agreement, CVD shall promptly inform Medtronic of any invention, improvement, upgrading or modification relating to the Components. CVD agrees to reasonably protect the Components by, if appropriate in CVD's reasonable judgment, obtaining and maintaining appropriate patent rights as recommended by reputable patent counsel.

                 11.3)    Ownership of Intellectual Property.  All Intellectual
Property of Medtronic existing on the Effective Date, and any Intellectual Property developed solely by employees of, or consultants (other than CVD and its employees or consultants) working for, Medtronic in the course of this Agreement, shall be and remain the property of Medtronic. All Intellectual Property of CVD existing on the Effective Date, and any Intellectual Property developed solely by employees of, or consultants working for, CVD in the course of this Agreement, shall be the property of CVD and Medtronic shall not acquire any rights therein except as may be provided pursuant to a license agreement. Any Intellectual Property developed jointly by employees or consultants of Medtronic and CVD in the course of this Agreement ("Joint Inventions") shall be jointly owned by Medtronic and CVD, with each party having an undivided interest therein. For purposes of this Section, Intellectual Property which is the subject of a patent application shall be deemed to have been developed jointly by employees or consultants of Medtronic and CVD, and thus be a Joint Invention, if at least one employee or consultant of each of Medtronic and CVD is required to be named as an inventor in such application in order for such patent to be valid.

                 11.4)    Employees and Consultants.  Each Party shall ensure
that all employees, consultants and third parties who perform any portion of its obligations under this Agreement have entered into written agreements whereby such employee, consultant or third party either assigns all ownership rights, or grants an exclusive worldwide fully-paid license (with the right to sublicense), in any inventions or discoveries made or developed by such employee, consultant or third party in the course of such development work. Each party shall provide copies of such agreements to the other upon request.

                                   ARTICLE 12
                            LIMITATION OF LIABILITY
                            -----------------------

                 12.1)    Limitation of Damages.  NOTWITHSTANDING ANYTHING ELSE
IN THIS AGREEMENT OR OTHERWISE, CVD SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR ANY PRODUCT ORDER RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY AMOUNTS IN EXCESS, IN THE AGGREGATE, OF THE AMOUNTS PAID TO CVD FOR COMPONENTS HEREUNDER.





                                      11.

                                   ARTICLE 13
                                 MISCELLANEOUS
                                 -------------

                 13.1)    Non-Disclosure.  Except as permitted or required for
performance by the party receiving such Confidential Information of its rights or duties hereunder, for a period of five (5) years after receipt thereof, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and
(ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

                 13.2)    Relationship.  This Agreement does not make either
party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

                 13.3)    Assignment.  This Agreement shall be binding upon and
inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of CVD herein may not be assigned except to any person who succeeds to substantially all of the stock, assets and/or business of CVD, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

                 13.4)    Complete Agreement.  The Exhibits to this Agreement
shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

                 13.5)    Governing Law.  This Agreement shall be governed by
and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

                 13.6)    Survival.  All of the representations, warranties,
and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

                 13.7)    Waiver, Discharge, Amendment, Etc.  The failure of
any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent





                                      12.

breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

                 13.8)    Counterparts.    This Agreement may be executed in
any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

                 13.9)    Titles and Headings; Construction.  The titles and
headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

                 13.10)   Benefit.  Nothing in this Agreement, expressed or
implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 13.11)   Notices.  All notices or other communications to a
party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic to:

         Medtronic Interventional Vascular
         9410 Carroll Park Drive
         San Diego, CA 92121
         Attention: General Manager
         FAX (619) 453-0637

with a copy to:

         Medtronic, Inc.
         7000 Central Avenue N.E.
         Minneapolis, MN 55432
         Attention:  Vice President, Corporate Development
         FAX (612) 572-5404

if to CVD to:

         Cardiovascular Dynamics, Inc.
         13900 Alton Parkway, Suite 122
         Irvine, California 92718
         Attention: President and CEO
         FAX (714) 457-9561





                                      13.

Medtronic or CVD may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

                 13.12)   Illegality.  In case any provision of this Agreement
shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 13.13)   Public Announcement.  Each of the parties to this
Agreement hereby agrees with the other parties hereto that, except as may be reasonably required to comply with the requirements of applicable law, the New York Stock Exchange, and Nasdaq, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and CVD. The foregoing shall not restrict Medtronic's or CVD's communications with employees or customers.

                 13.14)   Execution of Further Documents.  Each party agrees to
execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

                 13.15)   Designated Contact.  The designated manager contact
for communication under this agreement shall be James L. Pacek, Vice President of Marketing, for Medtronic and Jeff O'Donnell, Vice President of Marketing, for CVD.

                 IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.


                                        CARDIOVASCULAR DYNAMICS, INC.


                                        By       /s/ Michael R. Henson
                                            ---------------------------------
                                        Its      CHAIRMAN
                                            ---------------------------------

                                        MEDTRONIC, INC.


                                        By       /s/ B. Kristine Johnson
                                            ---------------------------------
                                        Its      PRESIDENT, VASCULAR
                                            ---------------------------------

EXHIBITS:        A - List of Components
                 B - Initial Prices
                 C - Warranties





                                      14.

                                SUPPLY AGREEMENT


                                   EXHIBIT A

Components Included:
- --------------------


COMPONENTS:      Focal Technology Component Sets including:

                          o       Distal Shaft Subassembly
                          o       Focal Technology
                          o       [ * ]
                          o       [ * ]
                          o       [ * ]

                          And any improvements to the foregoing.

Detailed Specifications for Components to be provided by CVD will be agreed to by the parties and attached hereto and incorporated herein by reference.


                       * Confidential Treatment Requested

                                SUPPLY AGREEMENT

                                   EXHIBIT B



Initial Component Pricing:
- --------------------------


COMPONENTS:      $[*]


                       * Confidential Treatment Requested

                                SUPPLY AGREEMENT


                                   EXHIBIT C



Warranty Periods:
- -----------------


COMPONENTS: